Exhibit 2.1

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment No. 2”) is made and entered into as of February 26, 2015, by and among: APPLIED MATERIALS, INC., a Delaware corporation (“Applied”); TOKYO ELECTRON LIMITED, a Japanese corporation (kabushiki kaisha) (“TEL”); and ETERIS B.V. (formerly known as TEL-Applied Holdings B.V.), a Netherlands private limited liability corporation (besloten vennootschap) (“HoldCo”), and amends that certain Business Combination Agreement, dated as of September 24, 2013, by and among Applied, TEL and (by joinder) HoldCo, Applied U.S. HoldCo and Applied Merger Sub, as amended by that certain Amendment No. 1 to Business Combination Agreement, dated as of February 14, 2014, by and among Applied, TEL and HoldCo (the “BCA”).

RECITALS

A. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the BCA.

B. Applied, TEL and HoldCo have determined to further amend the BCA in furtherance of the consummation of the transactions contemplated by the BCA.

C. Each of the Applied Board and the TEL Board has approved this Amendment No. 2.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Applied, TEL and HoldCo agree as follows:

1.	THE AMENDMENTS

1.1 Amendment to Section 6.1(b). Section 6.1(b) of the BCA is hereby amended and restated in its entirety to read as follows:

(b) by either Applied or TEL if the Business Combination shall not have been consummated by 11:59 p.m. Pacific time on June 30, 2015 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure to consummate the Business Combination by the End Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Business Combination Effective Time;

2.	MISCELLANEOUS PROVISIONS

2.1 Effect of Amendment. This Amendment No. 2 shall be effective as of the date first written above. For the avoidance of any doubt, all references (a) in the BCA to “this Agreement” and (b) to the BCA in the Joinder Agreement and any other agreements, exhibits, schedules and disclosure schedules referred to in the BCA, will, in each case, be deemed to be references to the BCA as amended by this Amendment No. 2. Except as amended hereby, the BCA will continue in full force and effect and shall be otherwise unaffected hereby.

2.2 Counterparts. This Amendment No. 2 may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The delivery of an executed Amendment No. 2 by facsimile or by other electronic delivery shall be sufficient to bind the party so delivering such Amendment No. 2.

2.3 Applicable Legal Requirements. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed as of the date first written above.

APPLIED MATERIALS, INC.

By:	/s/ Gary E. Dickerson
	Name:	Gary E. Dickerson
	Title:	President and Chief Executive Officer

TOKYO ELECTRON LIMITED

By:	/s/ Tetsuro Higashi
	Name:	Tetsuro Higashi
	Title:	Representative Director, Chairman, President and Chief Executive Officer

ETERIS B.V.

By:	/s/ Tetsuro Higashi
	Name:	Tetsuro Higashi
	Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT